EXHIBIT 23


               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


Midwest Banc Holdings, Inc.

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 16, 1998 except for Note 9, as to which the date is January 30, 1998 relating to the consolidated financial statements of Midwest Banc Holdings, Inc. (formerly First Midwest Corporation of Delaware) and subsidiaries which is included on page F-2 of the Prospectus dated February 23, 1998 constituting part of the Midwest Banc Holdings Registration Statement on Form S-1.

We also consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated May 21, 1998 relating to the financial statements of First Midwest Corporation of Delaware Employees' Retirement Plan contained in Form 11-K.

                                           Crowe, Chizek and Company LLP

Oak Brook, Illinois
July 7, 1998